To:	Performance Food Group Company Bank Group
From:	Wachovia Capital Markets, LLC
Date:	September 28, 2007
Re:	Second Amended and Restated Credit Agreement dated as of October 7, 2005 (as amended, the “Credit Agreement”) by and among Performance Food Group Company (the “Company”), as Borrower, the lenders party thereto and Wachovia Bank, National Association, as Administrative Agent.

Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The Company has informed us of its desire to make a technical amendment to Section 10.4(b) of the Credit Agreement (permitted investments) as set forth below to clarify the scope of permitted investments and to eliminate any inconsistencies in the list of permitted investments.
     “(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, including overnight repos fully collateralized by United States treasuries or agencies maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $10,000,000 for any one such certificate of deposit and $50,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (v) AAA/Aaa rated, registered SEC 2a-7 compliant money market mutual funds.
Wachovia is pleased to support this request.
If you are in support of the requested consent, no further action is required on your part. If you do not object to this request by 3:00 p.m. (Eastern time) on Wednesday, October 3, 2007 you will be deemed to have consented to this request.
On behalf of the Company, we thank you for your continued support of this facility.
Thank you.
Wachovia Capital Markets, LLC